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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ONE )*

                    Integrated Packaging Assembly Corporation
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    457989101
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 26 pages

CUSIP NO. 457989101                    13G                    PAGE 2 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Limited Partnership
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
--------------------------------------------------------------------------------

                           5    SOLE VOTING POWER

        NUMBER OF               41,870
         SHARES           ------------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER
        OWNED BY
          EACH                  740,738
        REPORTING         ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                41,870
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                740,738
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 26 pages

CUSIP NO. 457989101                    13G                    PAGE 3 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Offshore Limited Partnership, C.V.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

        NUMBER OF               349,434
         SHARES           ------------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER
        OWNED BY
          EACH                  433,174
        REPORTING         ------------------------------------------------------
         PERSON            7    SOLE DISPOSITIVE POWER
          WITH
                                349,434
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                433,174
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 26 pages

CUSIP NO. 457989101                    13G                    PAGE 4 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan S.B.I.C., L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                391,304
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                391,304
          EACH            ------------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  391,304
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                391,304
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 26 pages

CUSIP NO. 457989101                    13G                    PAGE 5 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan S.B.I.C. Partners, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                391,304
          EACH            ------------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                391,304
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       391,304
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       less than five percent (5%)
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 26 pages

CUSIP NO. 457989101                    13G                    PAGE 6 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Management L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                782,608
          EACH            ------------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                782,608
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 26 pages

CUSIP NO. 457989101                    13G                    PAGE 7 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Offshore Management, N.V.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Netherlands Antilles Corporation
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                740,738
          EACH            ------------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                740,738
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       740,738
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.3%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 26 pages

CUSIP NO. 457989101                    13G                    PAGE 8 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Canaan Capital Partners L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
         NUMBER OF         -----------------------------------------------------
          SHARES           6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               782,608
           EACH            -----------------------------------------------------
         REPORTING         7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                 0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                782,608
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 26 pages

CUSIP NO. 457989101                    13G                    PAGE 9 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Harry T. Rein
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                782,608
          EACH            ------------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                782,608
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 26 pages

CUSIP NO. 457989101                    13G                   PAGE 10 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       James J. Fitzpatrick
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                782,608
          EACH            ------------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                782,608
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 26 pages

CUSIP NO. 457989101                    13G                   PAGE 11 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Stephen L. Green
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
         NUMBER OF         -----------------------------------------------------
          SHARES           6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               782,608
           EACH            -----------------------------------------------------
         REPORTING         7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                 0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                782,608
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 26 pages

CUSIP NO. 457989101                    13G                   PAGE 12 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Deepak Kamra
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                782,608
          EACH            ------------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                782,608
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 26 pages

CUSIP NO. 457989101                    13G                   PAGE 13 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Gregory Kopchinsky
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                782,608
          EACH            ------------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                782,608
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 26 pages

CUSIP NO. 457989101                    13G                   PAGE 14 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert J. Migliorino
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
         NUMBER OF         -----------------------------------------------------
          SHARES           6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY               782,608
           EACH            -----------------------------------------------------
         REPORTING         7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                 0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                782,608
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       782,608
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 14 of 26 pages

CUSIP NO. 457989101                    13G                   PAGE 15 OF 26 PAGES
--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Eric A. Young
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
--------------------------------------------------------------------------------
  3    SEC USE ONLY

--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                3,750
        NUMBER OF         ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                782,608
          EACH            ------------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  3,750
                          ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                782,608
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       786,358
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       5.6%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON *

       IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 15 of 26 pages

Item 1(a).      Name of Issuer

                Integrated Packaging Assembly Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices

                2221 Old Oakland Road
                San Jose, CA   95131

Item 2(a).      Name of Person Filing

                This statement is filed by Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan S.B.I.C., L.P., a Delaware limited partnership ("S.B.I.C."), Canaan S.B.I.C. Partners, L.P., a Delaware limited partnership ("S.B.I.C. Partners"), Canaan Capital Management L.P., a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, and Eric A. Young (collectively, the "Partners"). Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), the Partners (who serve as general partners of Canaan Partners and S.B.I.C. Partners), S.B.I.C. Partners (which serves as the general partner of S.B.I.C.), and S.B.I.C. (whose limited partners are Canaan Capital and Canaan Capital Offshore), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).      Address of Principal Business Office or, if None, Residence

                Except in the case of Canaan Capital Offshore, Canaan Corporation, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).      Citizenship

                Each of Canaan Capital, Canaan Capital Management, S.B.I.C. Partners, S.B.I.C., and Canaan Partners is a limited partnership organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of


                              Page 16 of 26 pages
           the Partners are citizens of the United States.

Item 2(d). Title of Class of Securities

           This Schedule 13G report relates to the Common Stock, par value $.01 ("Common Stock") Common Stock of Integrated Packaging Assembly Corporation ("the Company").

Item 2(e). CUSIP Number

           CUSIP number 457989101.


Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


(a)        __ Broker or Dealer registered under Section 15 of the Act,

(b)        __ Bank as defined in Section 3(a)(6) of the Act,

(c)        __ Insurance Company as defined in Section 3(a)(19) of the Act,

(d)        __ Investment Company registered under Section 8 of the Investment
              Company Act,

(e)        __ Investment Adviser registered under Section 203 of the Investment
              Advisers Act of 1940,

(f)        __ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

(g)        __ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
              see Item 7,

(h)        __ Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


           Not Applicable

Item 4.    Ownership

(a) Canaan Capital owns 41,870 shares of Common Stock, Canaan Capital Offshore owns 439,434 shares of Common Stock, and S.B.I.C. owns 391,304 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Mr. Young owns options to purchase 3,750 shares of Common Stock at $3.38 per share as an individual.

(b) By virtue of their common control, Canaan Capital, Canaan Capital Offshore, and S.B.I.C. each may be deemed to be the beneficial owners of 782,608 shares of Common Stock, representing beneficial ownership of 5.6% of the Company. S.B.I.C. Partners, by virtue of its status as a general partner of S.B.I.C., may be deemed to be the beneficial owner of 391,304 shares representing beneficial ownership of less than 5%. Canaan Capital Management, by virtue of its status as general partner of Canaan Capital and Canaan Capital Offshore, may be deemed to be the beneficial owner of 782,608 shares,


                              Page 17 of 26 pages
           representing beneficial ownership of 5.6%. Canaan Corporation, by virtue of its status as a general partner of Canaan Capital Offshore, may be deemed to be the beneficial owner of 740,738 shares, representing beneficial ownership of 5.3%. By virtue of its status as general partner of Canaan Capital Management, Canaan Partners may be deemed to be the beneficial owner of 782,608 shares, representing beneficial ownership of 5.6%. By virtue of their status as general partners of Canaan Partners, the Partners may each be deemed to be the beneficial owner of 782,608 shares representing in the case of each Partner, beneficial ownership of 5.6%. In addition, Mr. Young owns options to purchase Common Stock as outlined in (a) above, as an individual, which does not increase his percentage ownership. The foregoing percentages are calculated based on the 13,981,459 shares of Common Stock reported to be outstanding by the Issuer to the Reporting Persons as of December 31, 1997.

                                                    NUMBER OF SHARES
                                   ---------------------------------------------------
        (c)  Reporting Person        (i)          (ii)           (iii)         (iv)
                                   -------       -------        -------       --------
Canaan Capital                      41,870       740,738         41,870       740,738
Canaan Capital Offshore            349,434       433,174        349,434       433,174
S.B.I.C.                           391,304       391,304        391,304       391,304
S.B.I.C. Partners                        0       391,304              0       391,304
Canaan Capital Management                0       782,608              0       782,608
Canaan Corporation                       0       740,738              0       740,738
Canaan Partners                          0       782,608              0       782,608
Harry T. Rein                            0       782,608              0       782,608
James J. Fitzpatrick                     0       782,608              0       782,608
Stephen L. Green                         0       782,608              0       782,608
Deepak Kamra                             0       782,608              0       782,608
Gregory Kopchinsky                       0       782,608              0       782,608
Robert J. Migliorino                     0       782,608              0       782,608
Eric A. Young                        3,750       782,608          3,750       782,608


(i)        Sole power to vote or direct the vote

(ii)       Shared power to vote or to direct the vote

(iii)      Sole power to dispose or to direct the disposition of

(iv)       Shared power to dispose or to direct the disposition of

Item 5.  Ownership of Five Percent or Less of a Class
         Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.


                              Page 18 of 26 pages

Item 8.  Identification and Classification of Members of the Group
         Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (H).

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification
         Not applicable. This Schedule 13G is not filed pursuant to Rule
         13d-1(b).


DATE:  February 10, 1998


                              Page 19 of 26 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Capital Limited Partnership
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
     -----------------------------------
        General Partner

Canaan Capital Offshore Limited Partnership C. V.
By:     Canaan Capital Management L. P.
        Its General Partner
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
     -----------------------------------
        General Partner

Canaan S.B.I.C., L.P.
By:     Canaan S.B.I.C. Partners, L.P.

By:       /s/ Gregory Kopchinsky
     -----------------------------------
        General Partner

Canaan S.B.I.C. Partners, L.P.

By:       /s/ Gregory Kopchinsky
     -----------------------------------
        General Partner

Canaan Capital Management L. P.
By:     Canaan Capital Partners L.P.
        Its General Partner

By:               *
     -----------------------------------
        General Partner


                              Page 20 of 26 pages

Canaan Capital Offshore Management, N.V.

By:               *
     -----------------------------------
        Director

Canaan Capital Partners L.P.

By:               *
     -----------------------------------
        General Partner


                  *
----------------------------------------
Harry T. Rein


                  *
----------------------------------------
James J. Fitzpatrick


                  *
----------------------------------------
Stephen L. Green


                  *
----------------------------------------
Deepak Kamra


                  *
----------------------------------------
Gregory Kopchinsky


                  *
----------------------------------------
Robert J. Migliorino


                  *
----------------------------------------
Eric A. Young
                                              *By:    /s/ Guy M. Russo
                                                    --------------------------
                                                       Guy M. Russo
                                                       Attorney-in-Fact

----------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.


                              Page 21 of 26 pages